Exhibit 10.36

AGREEMENT

This AGREEMENT (this “Agreement”), dated as of July 1, 2003, is entered into by and between Alcide Corporation, a Delaware corporation (“Alcide”), and Ferdinand Eimermacher GmbH whose offices are located at Norwalde, Germany (Eimermacher).

RECITALS

A.                                   Alcide has certain valuable patent rights, trademark rights, technical data and information relating to products intended for use in the prevention of mastitis in dairy cattle.

B.                                     Eimermacher has experience in manufacturing and selling products to the dairy industry and desires a license to Alcide’s products, upon the terms set forth herein.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.                                      DEFINITIONS

As used herein:

1.1                                 “Contract Term” shall be a ten (10) year period starting ninety (90) to one hundred twenty (120) days after this Agreement is signed by both parties dependent on when Eimermacher completes the first qualified product batch.

1.2                                 “Product” shall refer to Alcide® external udder care products, listed on Exhibit A, including, without limitation, UDDERgold® Platinum Germicidal Barrier Teat Dip, 4XLA® Pre- and Post-Milking Teat Dip, DIPPINGOLD® Pre- and Post- Milking Teat Dip Product and shall include any refinements or improvements to the existing udder care product line.

1.3                                 “Territory” shall be defined as Austria, Germany, Poland and Switzerland.  Additional countries can be added to this agreement in the future by mutual agreement of both parties.

1.4                                 “Affiliate” shall mean any company or other business entity controlled by, controlling or under common control with a party, control being presumed if there is direct or indirect ownership of at least fifty percent (50%) (or, if less, the maximum permitted by applicable law) of the voting stock, equity or income interest in the other corporation or business entity.

1.5                                 “Patent Rights” shall mean the rights of Alcide in any patent applications filed on the technology within the Territory, including, without limitation, all the U.S. and International patents of Alcide set forth in Exhibit A together with any divisions, continuations, continuations-in-part, and any patents or reissued patents therein.

1.6                                 “Trademark Rights” shall mean all the Alcide trademarks registered or otherwise in Germany.

1.7                                 “Technical Information” shall mean all trade secrets, technical reports, information and data provided by Alcide, including, without limitation, formulations, test results and know-how for manufacturing.

1.8                                 “Private Label” shall mean any label for the Products that incorporates trademarks, logos, symbols or trade dress other than the trademarks, logos, symbols and trade dress owned by Alcide and used to identify Products.”

2.A                             GRANT OF RIGHTS

2.A.1                    Subject to the terms of this Agreement, Alcide hereby grants to Eimermacher a non-exclusive license under the Patent Rights and Technical Information to make, have made, use, sell and import the Product in the Territory for the Contract Term.  Eimermacher shall not use the Patent Rights, Trademark Rights or Technical Information for any other purpose.  Eimermacher shall not manufacture the Product for a third party unless approved in writing by Alcide.  Eimermacher shall have no right to make improvements or continuations or continuations-in-part.

2.A.2                    Eimermacher may not sublicense its rights granted pursuant to Paragraph 2.A.1 without prior written permission from Alcide in its sole discretion; provided, however, that Eimermacher may sublicense its rights with respect to selling the Product in the Territory as provided in Paragraph 2.A.4.

2.A.3                    Eimermacher shall have a non-exclusive license under the Trademark Rights to use the Trademark Rights for the purposes of manufacturing, packaging, marketing and distributing the Product.  Eimermacher shall not register or use any mark that is confusingly similar to the marks listed on Exhibit D (the “Marks”).  Eimermacher shall not challenge or attempt to prevent the use or registration of Alcide’s Marks.  Eimermacher shall use the Marks only in the exact form provided to it by Alcide.  In any of Eimermacher’s activities relating to the labeling, promotion and sale of the Product, the Alcide Marks shall always be prominently displayed in order to protect Alcide’s rights and goodwill in the same.  Whenever Alcide’s Marks are used in advertising and promotional programs, Alcide retains the right to review and approve the same.  All goodwill in and to the Marks shall inure to the benefit of Alcide.  Eimermacher shall include the statement “[Product Name] and Alcide are registered trademarks of Alcide Corporation” on all promotional materials and all packaging.

2.A.4                    Eimermacher may appoint agents, dealers or sales representatives to act on Eimermacher’s behalf for sales of the Product in the Territory, provided that any compensation, benefits and taxes related to such agents, dealers or representatives shall be solely Eimermacher’s responsibility, and Eimermacher shall remain responsible for any agents’, dealer’s or sales representative’s performance and adherence to the terms of this Agreement.

2.A.5                    Eimermacher covenants that it will maintain this Agreement for the ten (10) year Contract Term and will not manufacture or market an acidified sodium chlorite teat dip product other than the Product during the Contract Term.  Eimermacher also covenants that it will advise Alcide one year in advance of the set termination date of this Agreement of its intention to market an acidified sodium chlorite teat dip product.

2.A.6                    Subject to the terms and conditions of this Agreement, Eimermacher is authorized to sell the Product in such manner, at such prices and upon such terms as Eimermacher shall determine.  Eimermacher is an independent contractor, not an agent or employee of Alcide.

2.A.7                    Labeling of the Product shall be mutually determined in advance by Alcide and Eimermacher.  Any changes to Product labels shall be mutually agreed upon by Alcide and Eimermacher in advance.

Any approvals required under this Agreement shall not be unreasonably withheld by either Alcide or Eimermacher.

2.A.8                    All trade names, trademarks and product names under which the Product is sold except the Private Label shall be the property of Alcide.  Alcide shall maintain the patents and trademarks under which the product is manufactured and sold for the term of this Agreement and shall pay any maintenance fees.

2.A.9                    As part of the transfer of Technical Information, Alcide will provide one visit within the first twelve (12) months of the contract at Alcide’s expense to the manufacturing site.  Any travel expenses for further visits requested by Eimermacher will be at Eimermacher’s expense.

2.A.10              Alcide reserves the right to review raw material specifications and batch records on the first six (6) batches of Product produced under this Agreement during initial start up at each new manufacturing site and an annual basis from then on for the Contract Term.  Alcide further reserves the right to run quality tests in a laboratory of its choosing on the first six (6) batches of finished Product produced under this Agreement during initial start up at each new manufacturing site and on an annual basis from then on for the Contract Term to verify the Product meets Alcide’s specifications.  Any batch produced by Eimermacher that does not meet Alcide’s specifications as dictated in the Technical Information will be disposed of at Eimermacher’s expense and shall not be sold or otherwise distributed.  However, Eimermacher reserves the right to run checking over quality tests in a laboratory of its choosing on any such batch.  In case of the contrary result to the statement of the laboratory chosen by Alcide and Eimermacher shall reach an amicable settlement.

2.A.11              It is Eimermacher’s responsibility to adhere to relevant local regulations regarding GMPs, product quality and reporting requirements.

2.B                             Sales under Private Label

2.B.1                      The provisions set forth in this Section 2B shall apply to the distribution of Products under one or more Private Labels.  All other provisions of the Agreement shall apply equally whether the Products are sold under a Private Label or a proprietary label of Supplier.

2.B.2                      Eimermacher is authorized to sell Products under the terms of this Agreement under one or more Private Labels.  Alcide will have the right to review and approve all Private Labels prior to their use in connection with the sale of Product.

2.B.3                      During and after the term of this Agreement, Eimermacher shall not sell any product under the Private Label other than the Product for which Alcide approved the Private Label’s use under Section 2.B.2.  Upon termination of this Agreement, Eimermacher shall destroy all unused Private Labels.

2.B.4                      All registrations under which the Products are sold using a Private Label shall be the property of Alcide.  In the event any registrations (e.g., Product registrations) are taken or issued in the name of Eimermacher, Eimermacher shall, upon request, but in any event no later than upon termination of this Agreement, transfer such registrations to Alcide or Alcide’s designee and provide any documents and assistance reasonably required in connection therewith.

2.B.5                      Eimermacher shall defend, hold harmless and indemnify Alcide, its affiliates, employees, officers and agents from and against any and all claims, actions, liabilities, losses, fines, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to:

(a)                                  any actual or alleged infringement of any rights of any third parties by any Private Label; or

(b)                                 any failure to provide adequate warnings, labeling or instructions in connection with the sale of a Product under a Private Label.

3.                                      LICENSING FEES - TERMS AND CONDITIONS

3.1                                 In consideration of the license granted herein, Eimermacher shall pay Alcide a licensing fee (collectively, “Licensing Fees”) for each liter sold by Eimermacher as set forth in Exhibit B.  Fees for additional products sold under this Agreement will be set at the time the new Product’s formulation is provided to Eimermacher.  All Licensing Fees shall be subject to the terms and conditions set forth in this Paragraph 3 and in the attached Exhibit B.  No additional or different terms set forth in Eimermacher’s or Alcide’s purchase order, acknowledgment or other forms or correspondence (other than an amendment to this Agreement pursuant to Paragraph 10.2 hereof) shall govern any activities related to sales of the Product by Eimermacher.

3.2                                 Licensing Fees shown in Exhibit B may be reviewed annually on a mutually agreed basis by Alcide and Eimermacher.

3.3                                 Licensing Fees shall be paid to Alcide in Euros [***].  On the tenth (10th) day of the month following the month of sale Eimermacher shall account for the sales of this calendar month in writing to Alcide.  All Licensing Fees not received by Alcide by the due date as stated before will incur interest at the rate of two percent (2%) above the discount rate of the European Federal Reserve Bank.

3.4                                 Eimermacher shall keep, or cause to be kept, accurate books and records in sufficient detail to verify the calculation of license fees and the reports given hereunder and shall retain such books and records at its principal place of business for at least five (5) years after the end of the fiscal year to which they pertain.  Alcide shall have the right, at its expense and not more frequently than once per calendar year, to have designated certified public accountants (who shall be bound to confidentiality) examine, during normal business hours, the books and records of Eimermacher and its Affiliates relating to the calculation of license fees and reports and given hereunder for any period during which Eimermacher is to keep the books and records.  If any audit reveals underpayment greater than five percent (5%), Eimermacher shall pay the underpayment plus interest in the rate as specified in [Paragraph] 3.3, from the date accrued to the date of payment, and shall reimburse Alcide for costs of the audit.  Further, Alcide shall be permitted to do another audit within the next twelve (12) month period.

3.5                                 Alcide and Eimermacher have agreed to minimum annual commitment amounts of liters sold by Eimermacher (as set forth in Exhibit C attached) during the first five years of the Contract Term.  These commitments will be reviewed annually at least sixty (60) days prior to the anniversary date of the Agreement and can be amended by mutual agreement of Alcide and Eimermacher.  Notwithstanding the foregoing, with respect to any new Products or improvement or refinements provided to Eimermacher after commencement of the Contract Term, Alcide and Eimermacher shall mutually agree to the Licensing Fees and annual minimum commitments for such products at the time such products, improvements or refinements are initially provided to Eimermacher.  Thereafter, the commitments shall be reviewed annually at the time frame set forth in the second sentence of this Paragraph 3.5.  Sixty (60) days prior to the five (5) year anniversary date minimum annual commitment amounts will be mutually agreed to by both parties for years six (6) through ten (10) of the Agreement.

In the event that Eimermacher does not sell the yearly commitment, Alcide shall have the right to terminate the contract with six (6) months notice, and/or add additional distributors in the Territory.

3.6                                 Alcide warrants that Alcide is authorized to enter into this Agreement and to grant to Eimermacher the rights provided for in Paragraph 2.1.  Alcide also warrants that patents and trademarks relating to the Product are owned by Alcide and that the Product is the result of original research of Alcide.  Alcide declares that Alcide is not aware of any legal deficiencies of the patent rights, trademark rights and technical information.

3.7                                 Eimermacher warrants that all advertising and promotional materials developed by Eimermacher shall be in accordance with descriptions of Product provided by Alcide and, to the best of Eimermacher’s knowledge, shall be accurate in all material respects.  Eimermacher warrants that Eimermacher is authorized to enter into this Agreement and the same does not and shall not infringe upon any other agreements it may have.

3.8                                 Eimermacher shall indemnify, defend and hold harmless Alcide, its officers, directors, employees, agents, consultants and contractors (the “Indemnified

Parties”) successors and assigns from and against any claim, action (including regulatory action by relevant authorities), liability, damage, loss, cost or expense (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) arising from or related to the exercise of the license granted herein, including the testing, manufacturing and/or sale of Product, by Eimermacher and its Affiliates or the breach of any obligation of Eimermacher under this Agreement.  Alcide shall promptly notify Eimermacher of any such claim or action, allow Eimermacher to control the defense of such claim or action and render all reasonable assistance to Eimermacher in connection with defending such claim or action; provided, however, that Eimermacher shall not enter into any settlement agreement that requires an admission of wrong doing or fault by Alcide without Alcide’s prior written consent.  Notwithstanding the foregoing, Alcide shall have the right to participate with its own counsel, at its expense.

Provided that the Product has been manufactured, tested and distributed by Eimermacher and its Affiliates in accordance with this Agreement, Alcide shall indemnify and hold harmless Eimermacher and Eimermacher’s officers, directors, employees, agents, dealers and sales representatives against any claims by third parties which may arise due to Product defects or defects in manufacturing instructions as provided by Alcide or which may arise due to any other breach by Alcide of its warranties set forth in Paragraph 3.6 hereof.  Eimermacher shall give prompt notice of any claim, threatened claim or litigation, which in any way relates to the exercise of the license granted under this Agreement.

3.9                                 Eimermacher shall secure and maintain product liability insurance in the amount of two million six hundred thousand (2.600.000) Euro per Product with a ten million (10.000.000) Euro umbrella with respect to the Product.  Upon request, Eimermacher shall provide Alcide with evidence of such insurance coverage.  Eimermacher will issue Alcide a Certificate of Insurance listing Alcide as an additional insured on Eimermacher’s liability insurance policy and such Certificate of Insurance shall be in force during the entire Contract Term.

3.10                           EXCEPT FOR THE WARRANTIES SET FORTH IN PARAGRAPHS 3.6 and 3.8, ALCIDE MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PATENT RIGHTS, TRADEMARK RIGHTS AND TECHNICAL INFORMATION AND EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENTABILITY AND NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF OTHER PARTIES.

3.11                           Eimermacher is solely liable for implementing and solely responsible for all costs associated with any recall from the field of Product produced under this Agreement, provided that Alcide bares no fault in the reason for the recall.

3.12                           Except for Alcide’s obligations for the maintenance of patents and trademarks as provided for in Paragraph 2.8, Eimermacher shall secure and maintain, in the name of Alcide, any and all registrations, permits, licenses, approvals, and other governmental actions required to manufacture, import, handle, market, sell, demonstrate, use and distribute the Product in the Territory, provide to Alcide quarterly progress reports on any such action, and provide to Alcide copies of all registrations, permits, licenses, approvals, certificates, correspondence and other documentation related to any such action.  Upon termination of this Agreement, Eimermacher shall transfer to Alcide any and all such licenses, permits and registrations within thirty (30) days of contract termination.

3.13                           Eimermacher shall keep a log of and customer complaints regarding the Product and shall promptly notify Alcide in writing of each complaint that Eimermacher may receive or become aware of concerning the Product.

4.                                      PROMOTIONAL ACTIVITIES

4.1                                 Alcide shall regularly advise Eimermacher of any information concerning Product availability and formulation.

4.2                                 Eimermacher shall undertake such advertising and promotional activity relating to Product as is deemed appropriate by Eimermacher and Alcide to actively promote sales.

4.3                                 Eimermacher’s marketing plan for the following year shall be provided to Alcide annually sixty (60) days prior to the anniversary date of this Agreement.  Alcide shall have the right to comment on and approve Eimermacher’s marketing plan.  A list of major meetings, annual shows, seminars and training programs at which Alcide’s participation is desired shall be submitted ninety (90) days in advance of the anniversary date by Eimermacher.

4.4                                 A tabulation of Eimermacher sales by Product and Eimermacher Sales Regions shall be provided by Eimermacher to Alcide within thirty (30) days of the end of each fiscal year.

5.                                      TERM AND TERMINATION

5.1                                 One hundred and eighty (180) days prior to expiration of this Agreement, Eimermacher and Alcide shall meet to determine their intentions regarding a new or extended agreement.

5.2                                 Either Party may terminate this Agreement effective immediately upon notice to the other, in the event that the party to which such notice is sent becomes the subject of any bankruptcy or insolvency proceedings.  Alcide may also terminate this Agreement with sixty (60) days notice as defined in Paragraph 10.3 in the event Eimermacher is delinquent in payment of invoices, as defined by Paragraph 3.3, by more than thirty (30) days in spite of a reminder by Alcide or if Alcide repeatedly must require the destruction of batches of the Product pursuant to Paragraph 2.10.

5.3                                 Either Party may terminate this Agreement in the event there is a material breach of the contract by the other party and such breach is not cured within sixty (60) days of the date of the notice of breach.

5.4                                 Eimermacher shall have a period of six (6) months following termination of this Agreement to sell or dispose of any inventory of Product (other than that which is required to be destroyed pursuant to Paragraph 2.10) remaining at the date of termination; provided, however, that, Licensing Fees shall continue to be due in accordance with Paragraph 3.

5.5                                 Upon termination of this Agreement, Eimermacher shall (a) cause all materials containing any Technical Information to be promptly returned to Alcide, (b) at Alcide’s election, assign to Alcide rights in any regulatory applications or approvals (e.g., investigational new drug applications) (to the extent assignable) requested by Alcide and (c) during the nine (9) months following termination, discuss with Alcide information and data that exists with respect to Product and provide to Alcide such relevant information and data requested by Alcide, provided however that all costs for Eimermacher’s actions as set forth in sub-paragraphs (b) and (c) shall be borne by Alcide.

The rights and obligations of Paragraphs 2.8, 3.3, 3.4, 3.6, 3.8, 3.9, 3.11, 3.13, 5.4, 5.5, 6, 7, 9 and 10 and any accrued obligations shall survive termination or expiration of this Agreement.  All other rights and obligations shall not survive termination or expiration.

6.                                      ALCIDE PATENTS, TRADEMARKS AND TECHNICAL INFORMATION

Each party shall promptly notify the other party in writing of any alleged or threatened infringement of a patent or trademark included in the Patent/Trademark Rights.  Alcide will have the sole right and discretion to bring and maintain actions against any infringer in, to or under the Patent Rights, Trademark Rights or Technical Information in the Field and Territory that is or could be adversely impacting its rights hereunder.  Eimermacher agrees, without charge, to render such reasonable assistance, execute any documents and do such other acts as may be reasonably necessary in such legal action as Alcide may reasonably request.

7.                                      CONFIDENTIAL INFORMATION

7.1                                 “Confidential Information” means confidential information of a party, and marked confidential if disclosed in writing or if orally disclosed, identified as confidential information at the time of disclosure and confirmed in writing within ten (10) days after disclosure, and shall include without limitation the Patents, Technical Information and licensing fees as presented in Exhibit B.  Alcide and Eimermacher agree, with respect to any confidential information received from the other and identified as Confidential Information, that:

(a)                                  The receiving party shall prevent disclosure in any manner of the Confidential Information to any third party without prior written consent of the disclosing party, and the degree of care taken by the receiving party shall be at least as great as the degree of care which the receiving party takes in protecting its own Confidential Information of like kind and importance, but in no event less than a reasonable degree of care; and

(b)                                 The receiving party shall not use Confidential Information disclosed by the other party for any commercial purpose other than pursuant to this Agreement without the prior written consent of the disclosing party; and

(c)                                  The receiving party shall only disclose the Confidential Information to those of its employees who have a need to know in order to perform their job responsibilities.

7.2                                 Neither party shall have any obligation with respect to any information disclosed by the other party:

(a)                                  which is already in the possession of the receiving party at the time of its receipt from the disclosing party;

(b)                                 which the receiving party lawfully receives from another person whose disclosure thereof to the receiving party does not violate any rights of the disclosing party;

(c)                                  which is or becomes published or otherwise publicly available through no act or omission of the receiving party.

7.3                                 Neither party shall have any obligation to keep Confidential Information confidential if requested by a governmental or court order and the disclosing party is given a reasonable opportunity to prevent such disclosure or obtain a protective order.

7.4                                 Upon termination of this Agreement, as provided for in Section 5, Eimermacher and Alcide shall each, upon the written request of the other, return or destroy all materials, copies thereof and extracts there from which include any information designated as confidential by the other pursuant to Paragraph 7.1.  Each may, however, retain for legal archival purposes only, one (1) copy of all such material.

7.5                                 The provisions of this Paragraph 7 shall survive termination of this Agreement indefinitely.

8.                                      MOST FAVORED LICENSEE

Alcide shall be obliged to grant Eimermacher the same favorable terms as licensor grants to other of its licensees after the signature date of this Agreement, provided, that the rights and obligations of such licensees under their respective license agreements are substantially comparable to the rights and obligations of Eimermacher under this Agreement.

9.                                      LIMITATION OF LIABILITY

IN NO EVENT SHALL ALCIDE’S LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNTS PAID BY EIMERMACHER AS LICENSING FEES UNDER THIS AGREEMENT.  EXCEPT FOR EIMERMACHER’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS’ FEES), EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.                               MISCELLANEOUS

10.1                           Eimermacher may not assign or delegate in whole or in part this Agreement or any right or obligation arising hereunder without the prior written consent of Alcide, subject to Paragraph 2.4.  Any assignment or delegation that is not exempted and that is attempted without such consent shall be of no force or effect.  This Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the parties.

10.2                           This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes and cancels all prior understandings, promises and agreements.  No modification or amendment hereof shall be valid or binding on the parties unless made in writing and duly executed by the parties.

10.3                           Any notice or any other communication required or permitted to be given to a party pursuant hereto shall be sufficiently given if delivered personally or by facsimile or express courier service (expenses prepaid) to the address set forth below:

Alcide:	Alcide Corporation 8561 154th Avenue N.E. Redmond, WA 98052 Attn: President FAX: (425) 861-0173

Ferdinand Eimermacher GmbH.
Westring 24, D-48356 Nordwalde Attn: President FAX: 49 25 73/20 53

or to such other address as the party shall designate by written notice given to the other party.  All notices, information, reports and other communications in connection with this Agreement shall be in English.

10.4                           If any provision of this Agreement shall be held to any extent invalid or unenforceable, such provision shall be deemed amended to conform to applicable laws and to accomplish the intentions of the parties.  The headings in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

10.5                           No waivers of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Agreement.

10.6                           This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile, which shall be deemed an original.

10.7                           This Agreement has been submitted to the scrutiny of both parties and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its being drafted by or for one of the parties.

10.8                           In the performance of this Agreement, each party shall comply with all laws, regulations, rules, orders and other requirements, now or hereafter in effect, of governmental authorities having jurisdiction.

10.9                           The parties are and shall be independent contractors.  The relationship between the parties created by this Agreement shall not constitute a partnership, joint venture, employment or agency.  Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, that shall be binding on the other party.

10.10                     Any dispute, controversy or difference arising out of or with respect to this Agreement or the breach of this Agreement, other than applications for injunctive relief, shall be resolved by binding arbitration.  The arbitration shall be held in London, UK and conducted in English in accordance with the rules of the International chamber of Commerce before one arbitrator.  The arbitrator shall apply the substantive law of the UK and shall not be bound by the rules of evidence.  Full judicial review shall be available to either party as to matters of law, but not matters of fact, and to such matters as to which arbitration awards are otherwise subject to judicial review under English law.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.  The prevailing party, as determined by the arbitrator, shall be entitled to be fully reimbursed by the other party for all costs in connection with the arbitration, including reasonable attorney fees.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

ALCIDE CORPORATION

By:
Corporate President

Ferdinand Eimermacher GmbH.

By:

Its:

EXHIBIT A

PATENT RIGHTS

Issued Patents

Territory	No.	Title

United States	Re. 36,064	Disinfection Method and Composition Therefore

United States	4,891,216	Disinfecting Compositions and Methods Therefore

United States	4,986,990	Disinfecting Method and Composition Therefore

Germany	EP 176558	Disinfecting Method and Composition Therefore

Germany	EP 287074	Disinfecting Composition

Germany	EP 565134	Disinfecting Method and Composition Therefore

(Listing of relevant Patents)

EXHIBIT B

LICENSING FEES

(Based an volume sold)

Licensing fees will be based on the following percentage of the Eimermacher dealer price list with a floor price as listed:

	Per Liter sold	Floor Price per liter*

UDDERgold Platinum	[***]	[***]

4XLA	[***]	[***]

DIPPINgold	[***]	[***]

Private Label/eimügold	[***]	[***]

[***]

[***]

Licensing fees are confidential per section 7 of the Agreement.

EXHIBIT C

ANNUAL COMMITMENTS

Year 1	[***]
Year 2	[***]
Year 3	[***]
Year 4	[***]
Year 5	[***]

[***]

•                                          Annual commitments for years 6 through 10 will set by mutual agreement 90 days prior to the end of year 5.

EXHIBIT D

ALCIDE MARKS

UDDERgold®

UDDERgold® Platinum

DIPPINGOLD®